UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

PARKER DRILLING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	73-0618660
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5 Greenway Plaza, Suite 100, Houston, Texas 77046

(Address of principal executive offices and zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.01	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1.	Description of Registrant’s Securities to be Registered.

General

As previously reported, on December 12, 2018, Parker Drilling Company (“Parker”) and certain of its U.S. subsidiaries (together with Parker, the “Debtors”) filed voluntary petitions for reorganization under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) in order to effectuate the Debtors’ Amended Joint Chapter 11 Plan of Reorganization, dated March 7, 2019 (the “Plan”).

On March 7, 2019, the Bankruptcy Court entered an order approving and confirming the Plan (the “Confirmation Order”), a copy of which was included as Exhibit 99.1 to Parker’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 11, 2019 and which is incorporated herein by reference.

On March 26, 2019 (the “Effective Date”), the Debtors satisfied the conditions of the Confirmation Order and the Plan became effective.

Pursuant to the Plan, on the Effective Date, Parker created and issued new common stock, par value $0.01 (the “Common Stock”). On the Effective Date, pursuant to the Plan, Parker issued an aggregate of approximately 15,044,374 shares of Common Stock. This registration statement registers under Section 12(b) of the Securities Exchange Act of 1934, as amended, the Common Stock issued pursuant to the Plan. Parker has applied to list the Common Stock on the New York Stock Exchange under the symbol of “PKD.”

Also on the Effective Date, Parker filed an Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and adopted the Amended and Restated Bylaws (the “Bylaws”).

Common Stock

A description of the Common Stock is contained in Parker’s Current Report on Form 8-K filed with the Commission on March 26, 2019, which description is incorporated herein by reference. The description of Common Stock does not purport to be complete and is subject to and qualified by the full terms of the Certificate of Incorporation and the Bylaws, which are listed as Exhibits 3.1 and 3.2 hereto and incorporated herein by reference.

Warrant Agreement

Pursuant to the Plan, on the Effective Date, Parker entered into a warrant agreement (the “Warrant Agreement”) with Equiniti Trust Company.

A description of the material provisions of the Warrant Agreement is contained in Parker’s Current Report on Form 8-K filed with the Commission on March 26, 2019, which description is incorporated herein by reference.

The foregoing description of the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement, which is listed as Exhibit 4.1 hereto and incorporated herein by reference.

Registration Rights Agreement

Pursuant to the Plan, on the Effective Date, Parker entered into a registration rights agreement (the “Registration Rights Agreement”) with certain of the parties to the backstop commitment agreement between Parker and the parties set forth therein.

A description of the material provisions of the Registration Rights Agreement is contained in Parker’s Current Report on Form 8-K filed with the Commission on March 26, 2019, which description is incorporated herein by reference.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement, which is listed as Exhibit 4.2 hereto and incorporated herein by reference.

Item 2. Exhibits.

Exhibit Number	Name of Exhibit

2.1	Amended Joint Chapter 11 Plan of Reorganization of Parker Drilling Company and its Debtor Affiliates (incorporated by reference to Exhibit A of the Order Confirming the Amended Joint Chapter 11 Plan of Reorganization, filed as Exhibit 99.1 to Parker Drilling Company’s Current Report on Form 8-K filed on March 11, 2019).

3.1	Amended and Restated Certificate of Incorporation of Parker Drilling Company (incorporated by reference to Exhibit 3.1 to Parker Drilling Company’s Current Report on Form 8-K filed on March 26, 2019).

3.2	Amended and Restated Bylaws of Parker Drilling Company (incorporated by reference to Exhibit 3.2 to Parker Drilling Company’s Current Report on Form 8-K filed on March 26, 2019).

4.1	Warrant Agreement dated as of March 26, 2019, between Parker Drilling Company and Equiniti Trust Company (incorporated by reference to Exhibit 10.4 to Parker Drilling Company’s Current Report on Form 8-K filed on March 26, 2019).

4.2	Registration Rights Agreement between Parker Drilling Company and certain holders identified therein (incorporated by reference to Exhibit 10.3 to Parker Drilling Company’s Current Report on Form 8-K filed on March 26, 2019).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PARKER DRILLING COMPANY

Date: April 1, 2019	By:	/s/ Jennifer F. Simons
	Name:	Jennifer F. Simons
	Title:	Vice President, General Counsel and Secretary